EXHIBIT 99.1

Duluth Holdings Announces Resignation of CEO Stephanie L. Pugliese

Pugliese to pursue a new opportunity

Founder Stephen L. Schlecht to reassume role of CEO

Mount Horeb, WI – September 4, 2019 – Duluth Holdings Inc. (dba, Duluth Trading Company) (“Duluth Trading”) (“Company”) (NASDAQ: DLTH), a lifestyle brand of men’s and women’s casual wear, workwear and accessories, today announced that Stephanie Pugliese resigned as President and Chief Executive Officer and as a Board member, effective as of August 29, 2019.  The Board of Directors appointed Steve Schlecht, currently serving as the Company’s Executive Chairman, to the role of Chief Executive Officer, effectively August 30, 2019.

“The Board of Directors of Duluth Trading Company accepted Stephanie’s decision to resign as President and CEO of the Company based on her desire to accept a leadership position at another company,” said Stephen L. Schlecht. “Stephanie has been an extraordinary business colleague for the past 11 years.  Under her leadership, we have developed a thriving women’s business, expanded our retail footprint and built a strong omnichannel platform to better serve our customers. I want to thank Stephanie for her many contributions to Duluth Trading and wish her the very best of success in her new position.”

Schlecht continued, “As the founder of Duluth Trading, I have a deep commitment to the ongoing success of our Company.  To ensure the continuity of our vision and the execution of our strategy, I am fully invested in reassuming the role of its CEO until such a time that this important responsibility can be smoothly transitioned to the right person following a deliberate search process that will allow us to maintain our focus on our important fourth quarter.   Over the years, I have been actively engaged with our deep and talented bench of senior leadership and we are committed to moving forward together with no disruption to our business.”

Stephanie L. Pugliese commented, “It’s bittersweet to leave this amazing company and people. I especially owe so much to Steve, who has been my mentor and staunchest supporter. He has helped build the careers of many people like mine, and I hope to always make him proud as I move into the next chapter of my professional life.”

About Duluth Trading

Duluth Trading is a rapidly growing lifestyle brand for the Modern, Self-Reliant American.  Based in Mount Horeb, Wisconsin, we offer high quality, solution-based casual wear, workwear and accessories for men and women who lead a hands-on lifestyle and who value a job well-done.  We provide our customers an engaging and entertaining experience.  Our marketing incorporates humor and storytelling that conveys the uniqueness of our products in a distinctive, fun way, and our products are sold exclusively through our content-rich website, catalogs, and “store like no other” retail locations. We are committed to outstanding customer service backed by our “No Bull Guarantee” - if it’s not right, we’ll fix it. Visit our website at www.duluthtrading.com.

Investor and Media Contacts:

Donni Case (310) 622-8224

Margaret Boyce (310) 622-8247

Duluth@finprofiles.com